Exhibit 99.3

Qwest Communications International Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)
(unaudited)

	Six Months Ended June 30,

	2002	2001

OPERATING ACTIVITIES:
Net loss	$(1,834)	$(3,352)
Adjustments to net loss:
Depreciation and amortization	2,300	2,630
Non-cash Merger-related charges	(1)	479
Loss on sale of investments and fair market value adjustments — net	26	—
Provision for bad debts	435	252
Asset impairment charge	1,333	3,247
Equity loss on investments	155	47
Deferred income taxes	(78)	643
(Gain) loss on early retirement of debt — net	(6)	65
Changes in operating assets and liabilities:
Accounts receivable	230	(857)
Inventories, supplies, prepaids and other current assets	55	(219)
Accounts payable, accrued expenses and advance billings	(718)	2
Restructuring and Merger-related reserves	(251)	(330)
Other	19	(130)

Cash provided by operating activities	1,665	2,477

INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(1,814)	(5,559)
Proceeds from sale of assets	62	91
Other	(3)	(72)

Cash used for investing activities	(1,755)	(5,540)

FINANCING ACTIVITIES
Net proceeds from current borrowings	97	2,182
Proceeds from issuance of long-term borrowings — net	1,476	3,247
Repayments of long-term borrowings	(236)	(1,116)
Restricted cash for the repayment of short-term borrowings	(750)	—
Costs relating to the early retirement of debt	—	(106)
Proceeds from issuance of common stock	11	280
Repurchase of stock	(12)	(1,000)
Debt issuance costs	—	21
Dividends paid on common stock	—	(83)
Other	(54)	—

Cash provided by financing activities	532	3,425

CASH AND CASH EQUIVALENTS
Increase	442	362
Beginning balance	257	154

Ending balance	$699	$516